INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC. REPORTS RECORD EARNINGS FOR THIRD QUARTER 2006; NET INCOME UP 66.3%; REVENUES UP 30.3%

Third Quarter Financial Highlights

  Record diluted earnings per share of $0.35
  Record net income of $14.0 million; up 66.3%
  Average daily trading volume up 29.7% to 2.2 million equity and index options contracts
  Revenues up 30.3% to $50.1 million; Gross margin up 31.8% to $44.5 million
  Pre-tax margin of 55.1%

NEW YORK, October 25, 2006 -- The International Securities Exchange Holdings, Inc. (NYSE:ISE) today reported that net income for the quarter ended September 30, 2006 increased 66.3% to $14.0 million, or $0.35 per share on a fully diluted basis. This compares to $8.4 million, or $0.22 per share on a fully diluted basis, in the same period in 2005.

Total revenues for the quarter increased 30.3% to $50.1 million versus $38.4 million in the prior year. Gross margin, or total revenues less cost of revenues, increased 31.8% to $44.5 million from $33.7 million in the third quarter of 2005. The average daily volume of equity and index options contracts traded increased 29.7% to 2.2 million contracts as compared to 1.7 million contracts in the year-ago quarter.

"We continued to execute our strategic initiatives while delivering strong top line growth and record earnings for the third quarter," said David Krell, ISE's President and Chief Executive Officer." In order to build upon this momentum, we implemented several new strategic initiatives which will establish ISE's footprint in new markets and expand the penetration of our core business in the markets in which we already compete. The launch of the ISE Stock Exchange and its first product, Mid Point Match(TM), was an operational success and has performed according to our expectations. MidPoint Match(TM) continues to garner increasing interest and acceptance in the investment community as witnessed by the new firms that subsequently have joined our initial group of strategic partners. We are pleased with the performance and the favorable response that we have received to date and we are looking forward to the launch of our fully displayed market later this year," said Krell.

"In addition to our progress in expanding into new businesses, we continue to introduce new and differentiated products," continued Krell. "Our market data offering, Historical Options Tick Data(TM) (ISE HOT Data(TM)), leverages our expansive and proprietary database of information. In the area of equity options trading, we were the first exchange to develop and launch a one-year pilot program to trade quarterly options on five of the most actively traded Exchange Traded Funds (ETFs). This new options product, Quarterlies, is designed to meet clients' needs and align options expirations with equity trading practices and diverse investment strategies. Finally, the introduction of our new front-end system, PrecISE Trade(TM), enhances and supports trading strategies with faster, smarter and more flexible trading applications. Our success in developing proprietary trading products and technologies underscores our commitment to bolstering our competitive advantage in the options industry," concluded Krell.

Third Quarter Results

Revenues

Transaction fee revenues increased to $38.8 million from $28.7 million last year due to continued strong growth in trading volumes. Member fees and other revenues increased to $6.9 million from $5.3 million compared to the same period last year due to fee increases that were implemented in the second quarter of this year and revenues from our Longitude business which we acquired in March 2006. Market data revenues were essentially unchanged at $4.4 million.

Cost of Revenues, Gross Margin

Cost of revenues for the third quarter increased to $5.6 million as compared to $4.7 million in the same period last year primarily due to an increase in license fees associated with the increased volumes of certain ETFs and equity indexes.

Gross margin for the quarter increased to $44.5 million from $33.7 million in the third quarter of 2005.

Expenses

Total direct expenses for the third quarter of 2006 increased to $22.3 million as compared to $19.1 million in the third quarter of 2005 principally due to a $2.6 million increase in compensation and benefits expenses primarily attributable to higher incentive compensation. Technology and communications expense increased to $4.1 million from $3.6 million due to investments in our trading system. Marketing and business development expenses decreased to $0.8 million from $1.2 million due to the timing of marketing programs. Depreciation and amortization increased to $1.7 million from $1.5 million due to higher amortization expense of the assets of Longitude. We incurred reorganization expenses of $0.2 million in both periods representing costs associated with our decision to reorganize into a holding company structure.  We completed our reorganization in September 2006.

Income, Margins and Taxes

Pre-tax income increased to $24.5 million versus $15.5 million last year.  Included in pre-tax income is interest and investment income which increased to $2.3 million from $1.3 million primarily due to interest income from higher cash balances. Also included in the results for the quarter is $0.2 million representing the interest of a minority shareholder in the operating loss from the Company's subsidiary, Longitude.

Our pre-tax margin for the third quarter increased to 55.1% from 45.8% last year.

Our tax rate decreased to 43.0% from 45.7% in the third quarter of 2005 due to higher levels of nondeductible expenses in the previous year's quarter and lower state and local taxes.

Net income for the third quarter increased 66.3% to $14.0 million from $8.4 million in the prior year quarter.

Year-to-Date Results

For the first nine months of 2006, average daily volume of equity and index options increased to 2.3 million contracts traded as compared to 1.7 million equity and index options contracts traded in the prior year. Revenues increased to $148.7 million from $112.3 million. Gross margin increased to $131.1 million from $99.6 million. Net income increased to $40.1 million from $25.4 million last year. Earnings per share on a fully diluted basis were $1.01 as compared to $0.68 last year.

Balance Sheet

As of September 30, 2006, ISE had cash and cash equivalents of $188.8 million, total assets of $336.2 million, and stockholders' equity of $236.8 million. There were approximately 37.8 million shares of common stock outstanding. The Company recorded minority interest of $2.4 million as of September 30, 2006, representing interest of a minority shareholder in the Company's subsidiary, Longitude.

Third Quarter Business Highlights

  ISE was the largest equity options exchange for the third quarter of 2006 based on total equity options trading.

  On July 5, 2006, ISE announced the introduction of a Second Market that, when fully rolled-out, will list approximately 850 additional equity options. The listing of these equity options classes will double the total number of options classes traded at ISE. Trading in the Second Market began on October 16, 2006.
  On July 10, 2006, ISE received SEC approval to launch its new Quarterly options product. Quarterly options expire at the end of a calendar quarter. For each options class, ISE offers five expiration dates: four front calendar quarters and the fourth quarter from the following year.
  On July 19, 2006, ISE announced that it rolled out PrecISE Trade(TM) its new front-end trading application for broker-dealers to access ISE's markets. PrecISE offers users a lighter application with reduced bandwidth requirements and a faster, flexible trading interface that provides greater capacity to support future enhancements.
  On July 24, 2006, ISE announced that Nomura Securities International, Inc., Van der Moolen, and a subsidiary of E*TRADE Financial Corporation joined previously announced strategic partners Bear Stearns, Citadel Derivatives Group, Deutsche Bank, Interactive Brokers Group LLC, JPMorgan, Knight Capital Group, Inc., and Sun Trading LLC as joint owners of the new ISE Stock Exchange, LLC.
  On September 8, 2006, ISE successfully launched its MidPoint Match(TM) platform, the first product to debut on the ISE Stock Exchange, LLC. The MidPoint Match platform performed flawlessly and ISE members reacted positively to the system's trading structure and execution speed. Trading was initiated in ten stocks.
  On September 14, 2006, ISE's Board of Directors declared a quarterly dividend of $0.05 per outstanding share of its Class A Common Stock, payable on September 29, 2006 to holders of record as of the close of business on September 22, 2006.
  On September 20, 2006, ISE announced its intent to create and list new foreign currency options, called ISE FX Options(TM), which will provide retail and institutional investors with a new investment strategy that will enable them to express their views on the strength or weakness of the U.S. Dollar relative to other currencies. ISE will initially list the following four currency pairs: USD/EUR, USD/GBP, USD/JPY, and USD/CAD. Trading in ISE FX Options is expected to begin in the first quarter of 2007, pending regulatory approval.
  On September 27, 2006, ISE announced the official launch of its Historical Options Tick Data(TM) (ISE HOT Data(TM)) offering, the first in its suite of new market data products.
  On September 29, 2006, ISE Stock Exchange added 330 stocks to its MidPoint Match(TM) platform, bringing the total number of equities traded to 640 representing more than 76% of the total market capitalization of U.S. traded securities. Included among the names traded are companies in the S&P 500, select ETFs, several lower-priced stocks, and ISE.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Transaction fees	$ 38,778	$ 28,731	$ 116,327	$ 82,433
Member fees and other	6,946	5,345	18,898	16,105
Market data	4,357	4,367	13,507	13,779
Total revenues	50,081	38,443	148,732	112,317

Cost of revenues:
Activity remittance fees	3,525	3,514	11,576	9,238
License fees	2,106	1,200	6,052	3,455
Total cost of revenues	5,631	4,714	17,628	12,693

Gross margin	44,450	33,729	131,104	99,624

Expenses:
Compensation and benefits	11,864	9,293	34,708	27,426
Technology and communications	4,140	3,602	11,397	10,235
Occupancy	1,273	1,169	3,987	3,327
Professional fees	1,432	1,439	4,503	4,077
Marketing and business development	751	1,157	2,189	2,836
Depreciation and amortization	1,727	1,519	5,083	4,528
Other	1,092	924	3,663	2,832
Total direct expenses	22,279	19,103	65,530	55,261

Reorganization	197	203	326	305
Offering costs	-	279	-	333
Total expenses	22,476	19,585	65,856	55,899

Operating income	21,974	14,144	65,248	43,725

Interest and investment income	2,281	1,319	5,427	2,668
Minority interest	223	-	495	-
Income before provision for income taxes	24,478	15,463	71,170	46,393

Provision for income taxes	10,520	7,072	31,091	21,006
Net income	$ 13,958	$ 8,391	$ 40,079	$ 25,387

Earnings per share:
Basic	$ 0.37	$ 0.23	$ 1.07	$ 0.71
Diluted	$ 0.35	$ 0.22	$ 1.01	$ 0.68

Weighted average number of shares outstanding:
Basic	37,528	36,742	37,338	35,527
Diluted	39,885	38,843	39,794	37,574

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 188,835	$ 170,927
Accounts receivable, net	36,257	35,048
Income tax receivable	8,006	-
Securities owned	9,550	9,890
Other current assets	2,818	2,745
Total current assets	245,466	218,610

Securities owned	34,057	7,244
Accounts receivable	-	587
Fixed assets, net	28,609	29,205
Deferred tax asset, net	21,651	22,333
Other assets	6,437	2,517
Total assets	336,220	280,496

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	16,075	15,406
Compensation and benefits payable	10,562	8,371
Deferred revenue	5,141	4,687
Income tax payable	-	372
Payment for order flow payable	12,042	12,233
Total current liabilities	43,820	41,069

Deferred revenue	49,411	50,238
Other liabilities	3,819	4,211
Total liabilities	97,050	95,518

Minority interest	2,387	-

STOCKHOLDERS' EQUITY	236,783	184,978

Total liabilities & stockholders' equity	$ 336,220	$ 280,496

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net income	$40,079	$25,387
Adjustments to reconcile net income to cash provided by/(used in) operating activities:
Depreciation and amortization	4,899	4,528
Asset impairment	184	-
Minority interest	2,387	-
Stock based compensation	5,989	3,358
Deferred taxes	682	(5,654)
Unrealized (gain)/loss on securities owned and available for sale securities, net	(233)	(429)
Excess tax benefits from share-based payment arrangements	(13,309)	-

(Increase)/decrease in operating assets:
Accounts receivable, net	(622)	3,424
Income tax receivable	5,303	11,332
Securities owned	2,481	4,496
Other assets	(264)	2,997
Increase/(decrease) in operating liabilities:
Accounts payable and accrued expenses	669	270
Compensation and benefits payable	2,191	(6,069)
Income tax payable	(372)	3,105
Deferred revenue	(373)	1,265
Payment for order flow payable	(191)	818
Other liabilities	(392)	(551)
Net cash provided by operating activities	49,108	48,277

Cash flows from investing activities:
Purchase of fixed assets	(4,222)	(1,888)
Purchase of intangible assets	(2,234)	-
Investment in ISE Stock Exchange LLC	(1,760)	-
Purchase of available for sale securities	(38,585)	-
Maturities of available for sale securities	9,939	4,990
Net cash (used in)/provided by investing activities	(36,862)	3,102

Cash flows from financing activities:
Dividend	(5,697)	(11,784)
Net proceeds from initial public offering	-	70,673
Proceeds from options exercised	1,052	5
Share repurchase	(3,002)	-
Excess tax benefits from share-based payment arrangements	13,309	-
Net cash provided by/(used in) financing activities	5,662	58,894

Increase in cash and cash equivalents	17,908	110,273
Cash and cash equivalents, beginning of period	170,927	44,847
Cash and cash equivalents, end of period	$188,835	$155,120

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
KEY STATISTICAL INFORMATION

	Three Months Ended		Nine Months Ended
	Sep 30,		Sep 30,
	2006	2005	2006	2005
Trading Days	63	64	188	189
Average daily trading volume (1) (2)
Equity and Index Options
Total U.S. industry equity and index options traded (in thousands)	7,524	5,734	7,881	5,623
Our equity and index options traded (in thousands)	2,227	1,717	2,339	1,688
Our market share of equity and index options traded	29.6%	29.9%	29.7%	30.0%
Equity Options
Total U.S. industry equity options traded (in thousands)	6,815	5,203	7,159	5,115
Our equity options traded (in thousands)	2,194	1,694	2,307	1,672
Our market share of equity options traded	32.2%	32.6%	32.2%	32.7%
Index Options
Total U.S. industry index options traded (in thousands)	709	531	722	509
Our index options traded (in thousands)	33	23	32	16
Our market share of index options traded	4.7%	4.3%	4.4%	3.1%
Our member total trading volume (sides, in thousands): (3)
Customer	112,429	91,555	364,217	265,093
Firm proprietary	36,402	22,124	108,998	58,709
Market maker	131,710	106,095	406,366	314,190
Total Sides	280,541	219,774	879,581	637,992
Our market share of total industry trading: (4)
Customer	29.3%	30.1%	30.2%	30.2%
Firm proprietary	25.8%	23.1%	25.7%	21.8%
Market maker	31.2%	31.8%	30.5%	32.1%
Revenue:
Average transaction fee per side (5)	$0.138	$0.131	$0.132	$0.129
Average cost of transaction fee per side (6)	($0.020)	($0.021)	($0.020)	($0.020)
Average net transaction fee per side (6)	$0.118	$0.109	$0.112	$0.109
Average transaction fee per revenue side (7)	$0.176	$0.180	$0.176	$0.180
Our trades:(8)
Average contracts per trade	18.0	18.6	17.6	17.6
Average trades per day (in thousands)	123.4	92.4	133.0	95.7
Total trades (in thousands)	7,774	5,913	24,999	18,086
Our market share of industry trade volume	32.5%	32.8%	32.3%	34.3%
Our listed issues: (9)
Average number of issues traded during the period	931	747	891	737
Our Members (average number trading during period)
PMMs	10	10	10	10
CMMs	148	129	145	135
EAMs	99	94	101	95
Total	257	233	256	240
Employees (period average)
Full-time equivalent (10)	178	182	181	182

(1) Represents single counted contract volume. For example, a transaction of 500 contracts on our exchange is counted as a single 500 contract transaction for purposes of calculating our volumes, even though we may receive transaction fees from parties on both sides of the transaction, one side of a transaction, or in some cases, neither side of a transaction.

(2) Our market share is calculated based on the number of contracts executed on our exchange as a percentage of total industry contract volume.

(3) Represents each side of a buy or sell transaction. For example, a transaction of 500 contracts on our exchange is counted as two sides of 500 contracts, representing a buy and a sell transaction. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products.

(4) Represents our market share of total U.S. industry equity and index trading for members trading on our exchange based on contract trading volume.

(5) Average transaction fee per side is calculated by dividing our transaction fees by the total number of sides executed on our exchange. We generally do not charge our members for executing non-broker-dealer customer orders on our exchange except for options on our premium products. Comparing our average transaction fee per side to our average transaction fee per revenue side reflects the negative effect of our fee waivers or reductions on our revenues, on a per side basis. For the three months ended September 30, 2006 and 2005, we have waived and discounted $7,416 and $6,748 of our fees, respectively. For the nine months ended September 30, 2006 and 2005, we have waived and discounted $25,513 and $19,735 of our fees, respectively.

(6) Average cost of transaction fee per side is calculated by subtracting cost of revenues from transaction fees, which we refer to as net transaction fees, and dividing the result by the total number of sides executed on our exchange.

(7) Our average transaction fee per revenue side reflects the transaction fee we charge to our market participants per our publicly available pricing schedules. These schedules were part of rule proposals that became effective upon filing pursuant to Section 19(b)(3)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Securities and Exchange Commission may abrogate such rule proposals within 60 days of filing if it determines that such action is necessary or appropriate in the public interest, for the protection of investors or otherwise in furtherance of the purposes of the Exchange Act.

(8) Members can have several contracts per trade. Trades represent the number of trades cleared through The Option Clearing Corporation, or the OCC. Market data revenue is generated on a per trade basis, not on a contract basis.

(9) By "issues" we mean the number of securities underlying our options. We trade multiple options series on each underlying security.

(10) Excludes full-time equivalent employees of ISE Stock Exchange, LLC, beginning April 2006.

Earnings Conference Call

ISE will host a conference call to discuss its third quarter 2006 results at 8:30 a.m. Eastern Time today. The conference call will be web cast and can be accessed on the Investor Relations section of ISE's web site at www.iseoptions.com. An investor presentation that will be referenced during the call will be posted to the web site. Investors can also listen to the conference call by calling (800) 798-2864 and dialing the participant passcode 14293198. An archived recording of the call will be available from 10:30 a.m. on October 25, 2006 until midnight on October 26, 2006 and can be accessed by calling (888) 286-8010 and dialing the participant passcode 44893091. An archived replay of the call will be available on the Investor Relations section of the Company's web site at www.iseoptions.com.

ISE Background

International Securities Exchange Holdings, Inc. (ISE Holdings) is the parent company of International Securities Exchange, LLC (ISE). ISE operates an innovative securities market, founded on the principle that technology and competition create better, more efficient markets for investors. ISE is the largest equity options exchange and is among the leading options exchanges in the world. ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic US options exchange. The ISE Stock Exchange launched in September 2006 with strategic partners and offers an innovative MidPoint Match platform, which will be followed by a fully integrated displayed Best Bid Offer market in the fourth quarter. ISE Holdings is also a majority owner of Longitude LLC, which operates an innovative platform for events markets trading. Additionally, ISE offers enhanced market data products for sophisticated investors.

ISE continually enhances its trading systems and develops new products, including index options and market data, to provide investors with the best marketplace and investment tools to trade smarter. For more information about ISE, its options products and its technology, visit www.iseoptions.com, for more information about the ISE Stock Exchange, visit www.isestock.com and for more information about Longitude, visit www.longitude.com.

CONTACT:

Media:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q.

-ISE-